                                                                     EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                              OF BANK UNITED CORP.

                               -----------------

        The name of the corporation (which is hereinafter referred to as the "Corporation") is: "Bank United Corp."

        The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on December 19, 1988 under the name "USAT Holdings Inc." Such Certificate of Incorporation was amended on January 3, 1990.

        This Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the General Corporation law of the State of Delaware.

        The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:


                                   ARTICLE I
                                      NAME

        The name of the corporation (which is hereinafter referred to as the "Corporation") is: "Bank United Corp."


                                   ARTICLE II
                                REGISTERED AGENT

        The address of the Corporation's registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.


                                  ARTICLE III
                                    PURPOSE

        The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the "DGCL").





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                                   ARTICLE IV
                                 CAPITAL STOCK

        SECTION 1. The Corporation shall be authorized to issue 90 million shares of capital stock, of which 40 million shares shall be shares of Class A Common Stock, $ 0.01 par value ("Class A Common Stock"), 40 million shares shall be shares of Class B Common Stock, $0.01 par value ("Class B Common Stock" and together with Class A Common Stock, "Common Stock"), and 10 million shares shall be shares of Preferred Stock, $0.01 par value ("Preferred Stock").

        SECTION 2. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

        (a) the designation of the series, which may be by distinguishing number, letter or title;

        (b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

        (c) whether dividends, if any, shall be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

        (d) the rate of any dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

        (e) the price or prices (or method of determining such price or prices) at which, the form of payment of such




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price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any;

        (f) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

        (g) the amount payable out of the assets of the Corporation to the holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

        (h) provisions, if any, for the conversion or exchange of the shares of such series, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock, or any other security, of the Corporation, or any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which such conversion or exchange may be made;

        (i) restrictions on the issuance of shares of the same series or of any other class or series, if any; and

        (j) the voting rights, if any, of the holders of shares of the series.

        SECTION 3. (a) The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the Class A Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they




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are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Class A Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

        (b) A statement of the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the Common Stock is as follows:

             (i) Dividends. The Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends or other distributions are declared on the Common Stock, whether payable in cash, in property or in shares of stock of the Corporation, other than in shares of Class A Common Stock or Class B Common Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock, to share equally, share for share, in such dividends or other distributions. No dividends or other distributions shall be declared or paid on the Common Stock in shares of Class A Common Stock or Class B Common Stock or options, warrants or rights to acquire such stock or securities convertible into or exchangeable for shares of such stock, except dividends or other distributions payable ratably according to the number of shares of Common Stock held by them, in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for, Class A Common Stock to holders of that class of stock and Class B Common Stock to holders of that class of stock.

             (ii) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

             (iii) Voting Rights. (1) Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Class A Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of





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Class A Common Stock shall be entitled to one vote for each share of such stock held by such holder.

                (2) The holders of Class B Common Stock shall not have any voting rights except as otherwise required by applicable law.

                (iv) Conversion. (1) Shares of Class B Common Stock shall be converted into the same number of shares of Class A Common Stock (A) automatically, upon the sale or other transfer of such shares of Class B Common Stock to a person other than an Affiliate of the holder or (B) at the election of the holder of such shares of Class B Common Stock, subject to the terms, conditions and restrictions (the "Conversion Restrictions") set forth in each of the Agreements, dated June 17, 1996 by and among Hyperion Partners L.P., a Delaware limited partnership, Hyperion Holdings Inc., a Delaware corporation, the Corporation and each of the persons receiving Common Stock of the Corporation pursuant to the merger (the "Merger") contemplated by the Merger Agreement, dated June 17, 1996, by and between the Corporation and Hyperion Holding Inc., a Delaware corporation, provided however that clause (B) shall not apply to any shares of Class B Stock held by The Equitable Life Assurance Society of the United States or Equitable Variable Life Insurance Company. Each conversion of shares of Class B Common Stock into shares of Class A Common Stock shall be effected by the surrender of the certificate(s) evidencing the shares of the Class B Common Stock to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Class B Common Stock) at any time during its usual business hours.

                (2) In the case of any conversion or purported conversion of Class B Common Stock into Class A Common Stock (A) pursuant to clause (A) of the first sentence of Section 3(b)(iv)(1), the Corporation shall be entitled to rely without independent verification upon the representation of any holder, that (i) a proposed transferee of such holder is not an Affiliate of such person and (ii) that a conversion is being effected upon a sale or other transfer, and
(B) pursuant to clause (B) of the first sentence of Section 3(b)(iv)(1), the Corporation shall be entitled to rely without independent verification upon the representation of any holder that such holder is not effecting or has not effected such conversion other than in full compliance with the Conversion Restrictions. In no event shall the Corporation be liable to any such holder or any third party arising from any such conversion whether or not permitted by this Certificate of Incorporation or by applicable law.





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                (3)  Upon the issuance of the shares of Common Stock converted in accordance with this paragraph (iv), such shares shall be deemed to be duly authorized, validly issued, fully paid and nonassessable.

                (4) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock or its treasury shares, solely for the purpose of issue upon conversion of Class B Common Stock, such number of shares of Class A Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class B Common Stock.

                (5) The issue of certificates evidencing shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any issue tax in respect thereof or other cost incurred by the Corporation in connection with such conversion; provided, however, the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Common Stock converted.

         SECTION 4.  Limitations on Five-Percent Stockholders.

                (a) Any Transfer of legal or beneficial ownership of Common Stock prior to the Restriction Release Date, or any attempted Transfer of Common Stock under an agreement (including any arrangement treated as an option under Treasury Regulation Section 1.382-4) entered into prior to the Restriction Release Date shall be prohibited and void ab initio, regardless of whether such transfer has been recorded by the transfer agent of the Corporation (the "Agent") and new certificates have been issued, to the extent that, as a result of such purported Transfer (or any series of Transfers of which such purported Transfer is a part), either (i) any Person or group of Persons would become a Five-Percent Stockholder or (ii) the Percentage Stock Ownership of any Five-Percent Stockholder would be increased, provided, however, that the provisions of this Section 4(a) shall not preclude the settlement of any transaction entered into through the facilities of the Nasdaq Stock Market in the Common Stock. The prohibition set forth in the preceding sentence shall not apply to (i) any Transfer that has been approved in advance by the Board of Directors of the Corporation, which approval may be withheld or granted in the sole judgment of the Board of Directors and (ii) any Transfer made in compliance with exceptions provided by the Board of Directors in a resolution or resolutions adopted from time to time.




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        (b)  No employee or agent of the Corporation shall record any Prohibited
Transfer, and the purported transferee of such a Prohibited Transfer (the "Purported Transferee") shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Common Stock that is the subject of the Prohibited Transfer (the "Excess Stock"). The Purported Transferee shall not be entitled, with respect to such Excess Stock, to any rights of a stockholder of the Corporation, including without any limitation, the right to vote such Excess Stock and to receive dividends or distributions in respect thereof, if any.

        (c) If a purported Transfer of Common Stock would constitute a Prohibited Transfer then the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of all Excess Stock then within the Purported Transferee's possession or control, together with all dividends or distributions, if any, that may have been received by the Purported Transferee from the Corporation with respect to such Excess Stock ("Prohibited Distributions"), to the Agent. The Agent shall thereupon sell the Excess Stock transferred to it in an arm's-length transaction or transactions (over the principal securities exchange on which the appropriate class or series of Stock is traded, if possible). If the Purported Transferee shall have resold any Excess Stock before receiving the foregoing demand from the Corporation, the Purported Transferee shall be deemed to have sold such Excess Stock on behalf of the Agent and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to the following sentence if the Agent rather than the Purported Transferee had resold such Excess Stock. The Agent shall apply any Prohibited Distributions and any proceeds of a sale by it of Excess Stock and, if the Purported Transferee has previously resold such Excess Stock, any amounts received by it from a Purported Transferee as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for such Excess Stock (or the fair market value, calculated on the basis of the closing market price for the appropriate class or series of Common Stock on the trading day immediately preceding the Transfer, of such Excess Stock at the time of the purported Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined by the Board of Directors in






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its sole discretion; and (iii) third, any remaining amounts shall be paid to such charitable organization as is designated by the Board of Directors of the Corporation. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount specified in clause (ii) of the preceding sentence. In no event shall the proceeds of any sale of Excess Stock pursuant to this Section 4 of Article IV inure to the benefit of the Corporation.

        (d) If the Purported Transferee fails to surrender Excess Stock or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Corporation makes a demand pursuant to the preceding paragraph, then the Corporation shall institute legal proceedings to compel the surrender.

        (e) Insofar as necessary or appropriate, the By-Laws of the Corporation shall make appropriate provisions to effectuate the requirements of this
Section 4 of Article IV. All certificates representing Common Stock issued prior to the Restriction Release Date shall bear a legend to the effect that such Common Stock and any Common Stock acquired prior to the Restriction Release Date upon exercise or conversion of such Common Stock are subject to the restrictions set forth in this Section 4 of Article IV. A majority of the directors of the Corporation shall have the power to determine all matters necessary to determine compliance with this Section 4 of Article IV, including without limitation (i) whether a new Five-Percent Stockholder would be required to be identified in certain circumstances, (ii) whether a purported Transfer is a Prohibited Transfer, (iii) the Percentage Stock Ownership of any holder of Stock, (d) whether an instrument constitutes Common Stock, (iv) the amount (or fair market value) due to a Purported Transferee and (v) any other matters which a majority of the directors determine to be relevant; and the good faith determination of a majority of the directors on such matters shall be conclusive and binding on the Corporation and all holders of Common Stock.

        The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

        SECTION 5. Certain Definitions. As used in this Article IV, the following terms shall have the meanings ascribed to them below:





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        "Affiliate" shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, the term "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with") when used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Five-Percent Stockholder" means a Person or group of Persons identified as a "5-percent shareholder" of the Corporation within the meaning of
Section 382 of the Code and the Treasury Regulations promulgated thereunder.

        "Percentage Stock Ownership" means percentage beneficial or legal ownership of Stock as determined in accordance with Section 382 of the Code and the Treasury Regulations promulgated thereunder.

        "Person" means an individual, corporation, estate, trust, association, company, partnership or similar organization.

        "Prohibited Transfer" means any purported Transfer of Common Stock to the extent that such Transfer would be prohibited and void under Section 4 of
Article IV, including any transaction entered into through the facilities of the Nasdaq Stock Market that is permitted to settle in accordance with the proviso to the first sentence of Section 4(a) hereof.

        "Restriction Release Date" means the earlier to occur of (i) the date one day following the third anniversary of the date of the commencement of trading of Common Stock of the Corporation on the New York Stock Exchange or the Nasdaq Stock Market, or (ii) October 31, 1996 if the trading of Common Stock of the Corporation on the New York Stock Exchange or the Nasdaq Stock Market, on a "when issued" basis, does not occur prior to October 31, 1996.

        "Stock" means (i) shares of Common Stock, (ii) shares of Preferred Stock (except to the extent that such Preferred Stock meets the requirements of Section 1504(a)(4) of the Code), (iii) warrants, rights or options (within the meaning of Treasury Regulation Section 1.382-4(d)) to purchase Common








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Stock or Preferred Stock (except to the extent that such Preferred Stock meets the requirements of Section 1504(a)(4) of the Code) from the Corporation and
(iv) any other interests that would be treated as "stock" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18).

        "Transfer" means any sale, transfer, assignment, conveyance, pledge, short sale or other disposition or the issuance of any option or interest similar to an option to sell, transfer, assign, convey, pledge, or otherwise dispose.

        "Treasury Regulation Section 1.382" means the final and temporary income tax regulations promulgated under Section 382 of the Code and any successor temporary or final regulation or regulations. Each reference to any subsection of such regulations includes references to any successor to such subsection.


                                   ARTICLE V
                               STOCKHOLDER ACTION

        Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, unless effected by the unanimous written consent, setting forth the action to be taken, of all holders of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), provided however that prior the consummation of an initial public offering of Common Stock (whether primary or secondary), stockholder action may be taken by the written consent of stockholders holding a majority of the outstanding shares of Voting Stock. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of directors which the Corporation would have if there were no vacancies (the "Whole Board") or by the Chairman of the Board of Directors of the Corporation and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock then outstanding, voting together as a single class, shall be required to alter,





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amend, adopt any provision inconsistent with or repeal this Article V.


                                   ARTICLE VI
                             ELECTION OF DIRECTORS

        Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.


                                  ARTICLE VII
                               BOARD OF DIRECTORS

        SECTION 1. NUMBER, ELECTION AND TERMS. Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (but shall not be less than three). The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1996, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor shall have been duly elected and qualified.

        SECTION 2. STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES; STOCKHOLDER PROPOSAL OF BUSINESS. Advance notice of stockholder nominations for the election of directors and of the proposal of business by stockholders shall be given in the manner provided in the By-Laws of the Corporation, as amended and in effect from time to time.





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

        SECTION 3. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        SECTION 4. REMOVAL. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class.

        SECTION 5. AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article VII.


                                  ARTICLE VIII
                                    BY-LAWS

        The By-Laws may be altered or repealed and new By-Laws may be adopted
(1) at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat, provided, however, that any proposed alteration or repeal of, or the adoption of any By-Law inconsistent with,
Section 2.2, 2.7 or 2.10 of Article II of the By-Laws or with Section 3.2, 3.9 or 3.11 of Article III of the By-Laws, by the stockholders shall require the affirmative vote of the holders of at least 80% of the voting power of all

Voting Stock then outstanding, voting together as a single class; and provided, further, however, that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, repeal or adoption of the new By-Law or By-Laws must be contained in the notice of such special meeting, or (2) by the affirmative vote of a majority of the Whole Board.

        Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single class shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article VIII.


                                   ARTICLE IX
                   AMENDMENT OF CERTIFICATE OF INCORPORATION

        The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in Article X, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal Article V, VII, VIII or this sentence, provided however that no amendment to this Certificate of Incorporation which alters or changes the powers, preferences, or special rights of any shares of Class B Stock to be issued in the Merger so as to affect them adversely shall be effective with respect to any original holder or affiliate thereof without the consent of such holder or affiliate.


                                   ARTICLE X
                       LIMITED LIABILITY; INDEMNIFICATION


        SECTION 1. LIMITED LIABILITY OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the

DGCL, as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of Section 1 of this Article X shall eliminate or reduce the effect of Section 1 of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for Section 1 of this Article X would accrue or arise, prior to such amendment or repeal.

        SECTION 2.  INDEMNIFICATION AND INSURANCE.

        (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be






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


a contract right and shall include the right to have the Corporation pay the expenses incurred in defending any such proceeding in advance of its final disposition; any advance payments to be paid by the Corporation within 20 calendar days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, if and to the extent the DGCL requires, the payment of such expenses incurred by a director or officer in such person's capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to have the Corporation pay the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

        (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within 30 calendar days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        (c) Non-Exclusivity of Rights. The right to indem- nification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of this Article shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

        (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

        (e) Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever:
(1) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

        IN WITNESS WHEREOF, said ______________ has caused this Certificate of Incorporation to be signed by its _____________________ and attested by its _______________ this 17th day of June 1996.



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